Exhibit 99.1


ELITE PHARMACEUTICALS ANNOUNCES SETTLEMENT OF LITIGATION WITH FORMER CEO

Thursday April 1, 12:11 pm ET

NORTHVALE, N.J.--(BUSINESS WIRE)--April 1, 2004--Elite Pharmaceuticals, Inc. ("Elite" or the "Company") (AMEX: ELI - NEWS) announced that the settlement of the litigation between Dr. Atul Mehta, its former president and chief executive officer and the Company, has been ruled enforceable by the Court.

The action was instituted in July 2003 in the Superior Court of New Jersey by Dr. Mehta for alleged breach of his employment agreement and sought damages in excess of $1,000,000. The Company denied any breach, counterclaimed and sought an order requiring Dr. Mehta to assign and transfer to the Company all of the patents in Dr. Mehta's name. The settlement provides for the payment to Dr. Mehta of $400,000, certain benefits for a two year period, a short term option to the Company or its designee to acquire Dr. Mehta's shares of common stock of the Company at $2.00 per share to which a $100,000 non-refundable deposit is to be made towards the exercise price and extension of the expiration dates of certain options held by him. Dr. Mehta relinquishes any rights to the Company's intellectual properties and agrees to certain non-disclosure and non-competition covenants.

A settlement was entered into the record of the Superior Court by counsel to the Company and to Mehta during a hearing on November 21 2003,and then contested by Mehta as having not been authorized by him. At a hearing on March 29, 2004, the Superior Court ruled the settlement enforceable.

About Elite Pharmaceuticals

Elite Pharmaceuticals is a specialty pharmaceutical company principally engaged in the development of oral, controlled release (CR) products. Elite develops CR products internally and licenses CR products using its proprietary technology. The Company's strategy includes developing CR versions of generic drugs with high barriers to entry and assisting in the life cycle management of products to improve off patent drugs. Elite's technology is applicable to develop delayed, sustained or targeted release pellets, capsules, tablets, granules and powders for NDA or ANDA submission. Elite has a pipeline of six products under development in the therapeutic areas that include cardiovascular, pain, allergy and infection. Elite also has a GMP and DEA approved facility for commercial scale manufacturing in Northvale, NJ.

This release contains forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under the Company's control, which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include results of current or pending research and development activities, actions by the FDA and other regulatory authorities, and those factors detailed in the Company's filings with the Securities and Exchange Commission such as 10K, 10Q and 8K reports.

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CONTACT:
     Investor Relations for Elite Pharmaceuticals, Inc.
     Dianne Will, 518-398-6222
     E-Mail: dwill@willstar.net
     Website: www.elitepharma.com







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Source: Elite Pharmaceuticals, Inc.